Exhibit h.5
          EXPENSE CAP/REIMBURSEMENT AGREEMENT

     This Agreement is entered into as of the 30th day of June, 1999, between Badgley, Phelps and Bell, Inc.
(the "Adviser") and Badgley Funds, Inc. (the "Company") on behalf of the Badgley Growth Fund (the "Growth
Fund") and the Badgley Balanced Fund (the "Balanced
Fund") (collectively, the "Funds").

     WHEREAS, the Adviser desires to contractually agree to waive a portion of its advisory fee or reimburse certain of the Funds' operating expenses to ensure that the Funds' total operating expenses do not exceed the levels described below.

     NOW THEREFORE, the parties agree as follows:

     The Adviser agrees that, for the fiscal year ended
May 31, 2000, it will reduce its compensation as provided for in the Investment Advisory Agreement between the Company and the Adviser dated June 23, 1998, and/or assume expenses for the Fund to the extent necessary to ensure that the Growth Fund's total operating expenses (on an annual basis) do not exceed
1.50% of the Growth Fund's average daily net assets and that the Balanced Fund's total operating expenses (on an annual basis) do not exceed 1.30% of the Balanced
Fund's average daily net assets.

     The Adviser shall be entitled to recoup such amounts for a period of up to three (3) years following the fiscal year in which the Adviser reduced its compensation and/or assumed expenses for the Fund, provided that the total operating expenses including this recoupment do not exceed the established cap on expenses for that year.



                              BADGLEY, PHELPS AND BELL, INC.



                              By:  /s/ J. Kevin Callaghan
                                 ------------------------------
                                 J. Kevin Callaghan, Managing Director


                              BADGLEY FUNDS, INC.



                              By:  /s/ Otis P. Heald III
                                 ------------------------------
                                 Otis P. Heald III, President